WaterWorks

A new way to invest in water.

Invest

$99.00 minimum investment

Deadline April 23, 2020
in a month

Share Price
$1.00

Total Raised
$0

Valuation
$10,500,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc.

INTRODUCING WATERWORKS

WWF Holdings, Inc., was first organized as a limited liability company under the laws of Delaware on April 3, 2018, and converted into a Delaware corporation on September 6, 2018 (the "Company" or "WaterWorks"). WaterWorks owns four wholly-owned subsidiaries: WWF Platform, LLC, WWF Funding Portal, LLC, and WWF Crowd, LLC, which were organized on the same date as the Company, and WWF Agency, LLC, which was organized on August 1, 2019. The Company is located at 1942 West Grand River Avenue, Suite 32, Detroit, MI 48226.

WaterWorks' mission is to accelerate answers to water problems in the United States by facilitating investments in water solution companies and projects through its website: www.waterworksfund.com. By building a trusted water community, and funding water solutions, WaterWorks intends that it and its investors will become powerful engines of change. We believe this process will foster the kind of loyalty and advocacy from the water industry and investors that will support WaterWorks' long-term viability.

Learn more about WaterWorks at waterworksfund.com.

USE OF PROCEEDS

If the offering's maximum amount of $1,000,000 is raised:

Use	Value	% of Proceeds
Offering related expenses	$10,000	1.0%
Current personnel	$237,000	23.7%
Additional Personnel	$224,000	22.4%
Sales & Marketing	$173,000	17.3%
Operations	$196,000	19.6%
Debt Servicing	$111,000	11.1%
Intermediary fees	$49,000	4.9%

TERMS

This is an offering of Class B Common Stock, under registration exemption 4(a)(6), in WWF Holdings, Inc., doing business as WaterWorks. This offering must raise at least $10,000 by April 23, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. WaterWorks may issue additional securities to raise up to $1,000,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

11,500,000 shares
× $1.00 per share

$11,500,000 implied valuation

FINANCIALS

WaterWorks' official name is WWF Holdings, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UPDATES

Mar 20, 2020 • Primary offering of 1,000,000 shares at $1.00

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.